Exhibit 23.09

                      [MOFFITT & COMPANY, P.C. LETTERHEAD]

June 25, 2001

iBIZ Technology Corp.
1919 West Lone Cactus Drive
Phoenix, AZ 85027

Dear Sir or Madam:

We hereby consent to the use in this registration statement on Form SB-2 of our report dated December 30, 2000, and restated on April 10, 2001, relating to the consolidated financial statements of iBIZ Technology Corp. and Subsidiary.

Yours Very Truly,

/s/ Stanley M. Moffitt

Stanley M. Moffitt, CPA
Moffitt & Company, P.C.